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                                                                     EXHIBIT 5.1


                           JONES, DAY, REAVIS & POGUE
                            51 LOUISIANA AVENUE, N.W.
                             WASHINGTON, D.C. 20001



                                 June 29, 2000


Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, Pennsylvania  15220


         Re: Registration on Form S-8 of Participation Interests in Interstate Hotels Corporation Employee Stock Purchase Plan

Ladies and Gentlemen:

         We have acted as counsel for Interstate Hotels Corporation, a Maryland corporation (the "Company"), in connection with the registration of participation interests in the Interstate Hotels Corporation Employee Stock Purchase Plan (the "Plan").

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the participation interests in the Plan will be, when extended in accordance with the Plan, validly issued.

         In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the Maryland General Corporation Law and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of such participation interests.


                                              Very truly yours,


                                              /s/  JONES, DAY, REAVIS & POGUE